UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  July 15, 2005

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Agreement.

On July 15, 2005, Theravance, Inc., a Delaware corporation (“Theravance”), amended an existing agreement (the “July Agreement”) with Marty Glick, its Executive Vice President, Strategy and entered into a consulting agreement (the “Consulting Agreement”) with Mr. Glick.  Theravance and Mr. Glick had previously entered into an agreement dated September 10, 2004 providing for Mr. Glick to remain employed by Theravance through December 31, 2005, and then provide consulting services through December 31, 2006 (the “September Agreement”).

Under the July Agreement, Mr. Glick will cease employment and commence service as a consultant effective July 15, 2005.  Mr. Glick will receive all of the benefits provided for by the September Agreement.  Upon Mr. Glick signing the release as set forth in the September Agreement, Theravance will waive any requirement that he remain employed through December 31, 2005 and Mr. Glick will be entitled to the benefits set forth in the September Agreement that were originally conditioned on signing a release and remaining employed through December 31, 2005.  In addition, to the extent the September Agreement provided for continued vesting if Mr. Glick remained employed through December 31, 2005 and remained a consultant from January 1, 2006 through December 31, 2006, Mr. Glick shall now be required to remain a consultant from July 15, 2005 through December 31, 2006 in order to continue such vesting.  In all other respects, beginning July 15, 2005, Mr. Glick will be compensated for future services to the Company in accordance with the terms and provisions of the September Agreement and the revised Consulting Agreement.

Pursuant to the Consulting Agreement, Mr. Glick will provide services at the direction of Theravance’s Chief Executive Officer or his designate.  From July through December 2005, Mr. Glick shall be paid a monthly retainer of $3,750, against which he will provide services at the rate of $275 per hour, with any overage in time to be applied against the subsequent month’s retainer.  From January 1, 2006 to December 31, 2006, Mr. Glick will receive consulting fees of $275 per hour for services rendered.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: July 21, 2005	By:	/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer

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